FOR IMMEDIATE RELEASE	EXHIBIT 99

Media contacts:	Deborah Spak, (847) 948-2349

Investor contacts:	Neville Jeharajah, (847) 948-2875 Mary Kay Ladone, (847) 948-3371

BAXTER TO COOPERATE WITH INFORMATION REQUEST FROM SEC

DEERFIELD, Ill., July 17, 2003 -- Baxter International Inc. (NYSE:BAX) stated today that it is cooperating fully with a request from the Midwest Regional Office of the Securities and Exchange Commission (SEC) to voluntarily provide information concerning recent downward revisions to the company’s growth and earnings forecasts for 2003.

“As an organization, we highly value integrity and transparency,” said Thomas J. Sabatino, senior vice president and general counsel. “Certainly, we will cooperate fully and responsively with the SEC in this matter.” He noted that the SEC’s letter explicitly states that the request for information “should not be construed as an indication by the Commission or its staff that any violations of law have occurred, or as a reflection upon any person, entity or security.”

Baxter International Inc., through its subsidiaries, assists health-care professionals and their patients with treatment of complex medical conditions, including cancer, hemophilia, immune disorders, kidney disease and trauma. The company applies its expertise in medical devices, pharmaceuticals and biotechnology to make a meaningful difference in patients’ lives.

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